Exhibit 99.1

Contact:	Scott A. McCurdy
Vice President and CFO
Geokinetics Inc.
(281) 398-9503
(281) 398-9996 FAX

FOR IMMEDIATE RELEASE

GEOKINETICS ANNOUNCES RECORD YEAR END RESULTS

HOUSTON, TEXAS  April 2, 2007 - Geokinetics Inc. (OTCBB: GKNT)  Geokinetics’ 2006 revenue of $225.2 million exceeded 2005 revenue of $62.2 million by 262%.  This growth reflects Geokinetics’ continuing strategy to increase seismic crew count through acquisitions and investing in state-of-the-art recording equipment.  The 2006 revenue growth includes less than four months of operations from Grant Geophysical, Inc. (“Grant”) which was acquired on September 8, 2006, and  a full year of operations from Trace Energy Services, Inc. (now known as Geokinetics Exploration, Inc.) (“Trace”), which was acquired on December 1, 2005.

The Company is providing EBITDA (defined below) to facilitate comparisons with prior performance and peers.  EBITDA increased to $21.9 million for 2006 compared to $1.5 million for 2005.  This reflects the expensing of approximately $1.4 million in costs incurred in connection with the Grant acquisition.  The 2006 results include a net loss to common shareholders of $(4.4) million, or $(0.81) per common share on a weighted average of 5.4 million shares.  For the year ended December 31, 2005, Geokinetics reported a net loss to common shareholders of $(2.1) million, or $(0.95) per common share on a weighted average of 2.2 million shares.  The Company incurred approximately $3.9 million in financing costs as a result of the early termination of two bridge loans used to finance the Grant acquisition which were later refinanced.  Share and per share amounts are fully reflective of the Company’s recent one for ten reverse stock-split.

Commenting on the year’s results, David A. Johnson, Geokinetics’ President and Chief Executive Officer, said “2006 was a year of transformational growth for Geokinetics both through acquisitions and through investment in new capacity. Our results reflect the partial year impact of the acquisition of Grant Geophysical in September of 2006. This acquisition provided us with an extensive international footprint giving us the ability to meet the needs of our customers worldwide, a diversification of our customer base, and access to an expanding international sector of the market.  We are successfully integrating Grant and are very pleased with the financial contribution and

GEOKINETICS INC. (OTCBB: GKNT)

One Riverway, Suite 2100, Houston, Texas  77056  (713) 850-7600  (713) 850-7330 FAX

technical expertise we received as well as the opportunities the acquisition created.  We continue to experience strong demand for our services worldwide, which is reflected in our backlog of approximately $296 million as of March 1, 2007.  During the last half of 2006, on a pro-forma basis, we invested approximately $40 million in new equipment capacity, and expect to invest an additional $28 million in the first half of 2007.  As a result of our continued investment, we have increased our recording channel count by 31% to over 82,000 channels from one year ago.  This increased capacity has been deployed among 22 crews we are currently operating and plans are underway to add a 23rd crew in the second quarter.  We remain excited about the prospects for our business, both domestically and internationally.

Our earnings for the year were adversely affected by one-time costs related to the acquisition of Grant and the short-term financing costs incurred to fund the acquisition.  In December 2006, we refinanced the acquisition debt with a bond offering.  An equity offering is planned during 2007 which should allow us to reduce debt and position us for continued growth.”

Mr. Johnson continued:  “We are very encouraged with the outlook for our industry, the continuing strength and quality of our backlog, the larger opportunities now available to Geokinetics as a result of our strategic acquisitions, and our continued investment in state-of-the-art equipment.  We continue to execute our plan to create shareholder value by lowering our financing costs and pursuing a listing on a more recognized stock exchange.”

Below is a condensed Statements of Operations.  More detailed information is available in the Company’s Form 10-K.

	For the Year Ended
	December 31 (in thousands)
	2006	2005
Revenue	$225,183	$62,175

Operating costs:
Operating expenses	185,789	57,352
General and administrative	17,525	3,406
Depreciation and amortization	12,965	1,481
	216,279	62,239
Other gain (loss)	1,347	—
Income from operations	10,251	(64)

Other income:
Interest expense, net	(10,819)	116
Other	(374)	(1,923)
	(11,193)	(1,807)
Loss before income tax	(942)	(1,871)
Income tax expense	3,234	51
Net loss	$(4,176)	$(1,922)

Loss applicable to common stockholders	$(4,382)	$(2,081)

Loss per common share	$(0.81)	$(0.95)

Weighted average common shares outstanding	5,384,388	2,182,350

The Company defines EBITDA as Earnings before Interest, Taxes, Other Income (Expense) (including returns to preferred stockholders, foreign exchange gains/losses, gains/losses on sale of equipment and insurance proceeds, warrant expense and other income/expense), and Depreciation and Amortization.  EBITDA is not a measure of financial performance derived in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to net income as an indication of operating performance.  See below for reconciliation from Net Income to Common Stockholders to EBITDA amounts referred to above:

	For the Year Ended December 31 (in thousands)
	2006	2005
Net Loss to Common Stockholders	$(4,382)	$(2,081)
Preferred Stock Dividends	206	159
Net Loss	$(4,176)	$(1,922)
Income Tax Benefit (Expense)	3,234	51
Interest Expense, net	10,819	358
Other Expense (Income) (as defined above)	(973)	1,449
Depreciation and Amortization	12,965	1,481

EBITDA	$21,869	$1,417

About Geokinetics Inc.

Geokinetics Inc., based in Houston, Texas, is a leading global provider of seismic acquisition and high-end seismic data processing services to the oil and gas industry.  Geokinetics has strong operating presence in North America and is focused on key markets internationally. Geokinetics operates in some of the most challenging locations in the world from the Arctic to mountainous jungles to the transition zone environments. More information about Geokinetics is available at www.geokinetics.com.

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Geokinetics expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include but are not limited to statements about the acquisition announced in this press release, the related financing plans and statements with respect to future benefits.  These statements are based on certain assumptions made by Geokinetics based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Geokinetics, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  These include risks relating to financial performance and results, availability of sufficient cash flow to execute our business plan and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

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